Exhibit 99.2

Antero Resources Agrees to Sell Arkoma Basin Assets to Vanguard Natural Resources, LLC

Denver, Colorado, June 4, 2012—Antero Resources today announced that it has entered into an agreement to sell all of its exploration and production assets in the Arkoma Basin along with associated commodity hedges to Vanguard Natural Resources, LLC for $445 million in cash.  The transaction is expected to close by the end of the second quarter 2012 with an effective date of April 1, 2012.

The assets consist of 66,000 net acres in the Woodford Shale play and 5,300 net acres in the Fayetteville Shale play, located in the Arkoma Basin in Oklahoma and Arkansas, respectively.  The assets contain an estimated 251 Bcfe of proved developed reserves as of March 31, 2012 and are currently producing 76 MMcfed from 833 gross wells.  Antero operates 134 of the producing wells, all in the Woodford Shale play.

Following the closing of the transaction, Antero’s estimated 988 Bcfe of proved developed reserves as of March 31, 2012 would have been reduced to 737 Bcfe to give pro forma effect to the disposition.  Antero’s March 31, 2012 proved developed reserves are internally generated by Antero’s reserve engineers using SEC pricing as of March 31, 2012 and have not been audited by Antero’s third party reserve engineers.  Additionally, Antero’s $1.1 billion of net debt as of March 31, 2012 would have been reduced to $650 million, pro forma for the closing of the transaction.  Upon closing, Antero expects the borrowing base under its current credit facility to be reduced by approximately $300 million from $1.55 billion to $1.25 billion, and the Company plans to reduce its lender commitments to $750 million.

Antero Resources Chairman and CEO Paul M. Rady commented, “The Arkoma asset sale allows Antero to redeploy capital to its high growth Appalachian shale projects including the Marcellus Shale, Upper Devonian Shale and Utica Shale plays where we are focused on the development of liquids-rich natural gas resources.  Following the closing of the transaction, our only remaining non-Appalachian asset is our Piceance Basin project which also produces liquids-rich gas from Mesaverde Formation tight sands.”

Citigroup and Robert W. Baird & Co. served as financial advisors and Vinson & Elkins served as legal advisor to Antero Resources for the transaction.

Antero Resources is an independent oil and natural gas company engaged in the acquisition, development and production of unconventional natural gas properties primarily located in the Appalachian Basin in West Virginia and Pennsylvania, the Piceance Basin in Colorado and the Arkoma Basin in Oklahoma. Our website is www.anteroresources.com.

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011.

For more information, contact Chad Green, Finance Director, at (303) 357-7339 or cgreen@anteroresources.com.